Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Terreno Realty Corporation Registration Statement No. 333-164895 on Form S-8 of our reports on the Belleville, Warm Springs I and II, Fortune/Qume, 238/242 Lawrence, and Maltese statements of revenues and certain expenses, dated May 2, 2011, included in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
San Francisco, California
May 2, 2011